                                                                   EXHIBIT 12.1




                         NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                      THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                            JUNE 30                     JUNE 30
                                                                    -----------------------      ---------------------
                                                                      1998           1997          1998         1997
                                                                    -------        --------      -------      --------
EARNINGS:

Income before income taxes                                          $  80.7        $ 222.4       $ 195.7      $ 327.0
Less:  Income from less than 50%
       owned investees                                                  5.4            6.4           6.2         13.8
Add:
     Rent expense representative of interest                   (1)     48.8           50.4          96.2         97.2
     Interest expense net of capitalized interest                      63.3           57.8         116.3        113.8
     Interest of mandatorily redeemable
        preferred security holder                                       5.3            5.9          11.0         12.0
     Amortization of debt discount and expense                          3.5            1.4           5.8          2.6
     Amortization of interest capitalized                               0.9            0.7           1.7          1.4
                                                                    -------        --------      -------      --------

     ADJUSTED EARNINGS                                              $ 197.1        $ 332.2       $ 420.5      $ 540.2
                                                                    -------        --------      -------      --------
                                                                    -------        --------      -------      --------
FIXED CHARGES:

Rent expense representative of interest                        (1)  $  48.8        $  50.4       $  96.2      $  97.2
Interest expense net of capitalized interest                           63.3           57.8         116.3        113.8
Interest of mandatorily redeemable
     preferred security holder                                          5.3            5.9          11.0         12.0
Amortization of debt discount and expense                               3.5            1.4           5.8          2.6
Capitalized interest                                                    4.1            3.0           7.1          5.4
                                                                    -------        --------      -------      --------

     FIXED CHARGES                                                  $ 125.0        $ 118.5       $ 236.4      $ 231.0
                                                                    -------        --------      -------      --------
                                                                    -------        --------      -------      --------

RATIO OF EARNINGS TO FIXED CHARGES                                     1.58           2.80          1.78         2.34
                                                                    -------        --------      -------      --------
                                                                    -------        --------      -------      --------


(1) Calculated as one-third of rentals, which is considered representative of the interest factor.